Federación Nacional de
Cafeteros de Colombia
NIT. 860.007.538-2

Bogotá, October 2sd 2014

PPI14C11521

Messrs
DTS8 COFFEE COMPANY LTD
Attn. Mr. Sean Tan
Building B, #439 Jinyuan Ba Lu, Jiangqiao Town
Jiading District, Shanghai, 201812
China
Tel: 011-86181-0181-9011

Dear Mr. Tan:

On behalf of the Colombian Coffee Growers Federation (FNC), a non for profit organization representing over 500,000 independent coffee growers, we would like to welcome you and your company to the 100% Colombian Coffee Program. It is a pleasure for us to count with **DTS8 COFFEE COMPANY LTD.**, amongst our partners around the world.

Attached to this communication, we are sending the original Trademark License Agreement (TLA).

As a licensee of the 100% Colombian Coffee Logo as an ingredient-brand, your company is entitled to use the Logo to identify the 100% Colombian Coffee brands that have been registered in the Trademark License Agreement (TLA) between the Colombian Coffee Growers Federation and your company. Your brands will be benefited from the Logo's brand equity, worldwide recognition, and the quality standards that consumers have come to expect from it.

Let me take this opportunity to remind you that by signing the TLA for the 100% Colombian Coffee Logo, your company is committed to supply the FNC with:

A sample of all package films carrying the Logo, before they are launched in the market. Please consult the *100% Colombian Coffee Logo: Application Guidelines for FNC Partners* before submitting artwork for approval.

Quarterly samples of the brands for evaluation of our quality control offices. Such samples should be sent to the following address:

Attn. 100% Colombian Coffee Program
Asia Office - Colombian Coffee Growers Federation
3-10-54 Kami – Osaki, Shinagawa-ku
Tokyo 141-0021, Japan
Telefono: (010) 67865371
Fax: (010) 67865372

Quarterly volumes sold from each brand. This report may be done through www.colombiancoffee.net. (you must request a username and password to the following e-mail address: intellectual.property@cafedecolombia.com; accessing instructions are included in this package)

Let me welcome you again to the Colombian Coffee Family, and please do not hesitate to contact us if you have any additional questions.

Sincerely,

P/E [signature]

Karen Yepes Villegas
Intellectual Property Coordinator
Colombian Coffee Growers Federation
Intellectual.property@cafedecolombia.com